Exhibit 5.3

[Letterhead of Thompson & Knight LLP]

September 28, 2012

SandRidge Energy, Inc.

123 Robert S. Kerr Avenue

Oklahoma City, Oklahoma 73102

Ladies and Gentlemen:

We have acted as special counsel to SPN Resources, LLC, a Louisiana limited liability company (the “Company”), in connection with the filing by SandRidge Energy, Inc., a Delaware corporation (“SandRidge”), and the Guarantors (defined below) of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “Commission”) on the date hereof, pursuant to which SandRidge is registering under the Act (i) an aggregate of up to $275,000,000 in principal amount of certain 7.5% Senior Notes due 2021 (the “2021 Exchange Notes”) issued by SandRidge in exchange for SandRidge’s outstanding 7.5% Senior Notes due 2021, and (ii) an aggregate of up to $825,000,000 in principal amount of certain 7.5% Senior Notes due 2023 (the “2023 Exchange Notes” and, together with the 2021 Exchange Notes, the “Exchange Notes”) issued by SandRidge in exchange for SandRidge’s outstanding 7.5% Senior Notes due 2023.

The 2021 Exchange Notes are being issued under an Indenture, dated as of March 15, 2011 (the “Original 2021 Indenture”), as supplemented and amended by supplemental indentures dated April 17, 2012 and June 1, 2012 (the Original 2021 Indenture, as amended and supplemented, the “2021 Indenture”), by and among SandRidge, the guarantors as defined therein (the “Guarantors”), and Wells Fargo Bank, National Association, as trustee (the “Trustee”), based on an obligation arising under a Registration Rights Agreement dated August 20, 2012, among SandRidge, the Guarantors, and the initial purchasers defined therein, which contains a commitment by SandRidge to issue the 2021 Exchange Notes to be guaranteed by the Guarantors. The 2023 Exchange Notes are being issued under an Indenture, dated as of August 20, 2012 (the “2023 Indenture”), by and among SandRidge, the Guarantors, and the Trustee based on an obligation arising under a Registration Rights Agreement dated August 20, 2012, among SandRidge, the Guarantors, and the initial purchasers defined therein, which contains a commitment by SandRidge to issue the 2023 Exchange Notes to be guaranteed by the Guarantors. The Company has executed the Supplemental Indenture dated as of April 17, 2012 (the “Supplemental Indenture”) to evidence its agreement to be a guarantor under the Original 2021 Indenture and acceptance to be bound by the provisions thereof, including the guarantee of the obligations of SandRidge under the Exchange Notes (the “2021 Subsidiary Guarantee”). The Company has executed the 2023 Indenture to evidence its acceptance to be bound by the provisions thereof, including the guarantee of the obligations of SandRidge under the Exchange Notes (the “2023 Subsidiary Guarantee” and, collectively with the 2021 Subsidiary Guarantee, the “Subsidiary Guarantees”).

SandRidge Energy, Inc.

September 28, 2012

In connection with this opinion letter, we have examined the Registration Statement, the 2021 Indenture (including the 2021 Subsidiary Guarantee) and the 2023 Indenture (including the 2023 Subsidiary Guarantee), exclusive of any exhibits, schedules or certificates attached thereto, and the terms Registration Statement, 2021 Indenture and 2023 Indenture shall not include any other documents, contracts or matters referred to or described therein and such other records of the Company, certificates of public officials and of officers of the Company, and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed:

(i) The genuineness of all signatures.

(ii) The authenticity of the originals of the documents submitted to us.

(iii) The conformity to authentic originals of any documents submitted to us as copies.

(iv) As to matters of fact, the truthfulness of the representations made or otherwise incorporated in the 2021 Indenture and the 2023 Indenture and representations and statements made in certificates of public officials and officers or other representatives of the Company.

(v) That the 2021 Indenture and the 2023 Indenture constitute valid, binding and enforceable obligations of each party thereto.

(vi) That the 2021 Indenture and the 2023 Indenture have not been modified, amended, supplemented, rescinded, revoked or terminated.

(vii) That:

(A) The execution, delivery and performance by the Company of the 2021 Indenture and the 2023 Indenture do not:

(1) except with respect to Applicable Laws, violate any law, rule or regulation applicable to it, or

(2) result in any conflict with or breach of any agreement or document binding on it of which any addressee hereof has knowledge, has received notice or has reason to know.

(B) Except as required by Applicable Laws, no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or (to the extent the same is required under any agreement or document binding on it of which an addressee hereof has knowledge, has received notice or has reason to know) any other third party is required for the due execution, delivery or performance by the Company of the 2021 Indenture or the 2023 Indenture or, if any such authorization, approval, action, notice or filing is required, it has been duly obtained, taken, given or made and is in full force and effect.

SandRidge Energy, Inc.

September 28, 2012

We have not independently established the validity of the foregoing assumptions.

As used herein, “Applicable Laws” means the Louisiana Limited Liability Company Law (La. R.S. §§ 12:1301 et seq.).

Based upon the foregoing, and subject to the qualifications and limitations herein set forth, we are of the opinion that:

1. The Company is a limited liability company that is validly existing and in good standing under the laws of the State of Louisiana.

2. The Company has duly authorized, executed and delivered the Supplemental Indenture and the 2023 Indenture and has the limited liability company power, authority and legal right to execute, deliver and perform its obligations under the 2021 Indenture and the 2023 Indenture.

3. The Subsidiary Guarantees made by the Company pursuant to the 2021 Indenture and the 2023 Indenture have been duly authorized by the Company and are applicable to the 2021 Exchange Notes to be issued under the 2021 Indenture and the 2023 Exchange Notes to be issued under the 2023 Indenture, respectively.

With respect to our opinion in paragraph 1, we have relied exclusively upon the existence and good standing certificate of the Louisiana Secretary of State dated September 20, 2012.

This opinion letter is rendered to you in connection with the transactions contemplated by the Registration Statement. We consent to the filing of this opinion with the Commission as Exhibit 5.3 to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 and Section 11 of the Act or the rules and regulations of the Commission thereunder.

This opinion letter has been prepared, and is to be understood, in accordance with customary practice of lawyers who give and lawyers who regularly advise recipients regarding opinions of this kind, is limited to the matters expressly stated herein and is provided solely for purposes of complying with the requirements of the Registration Statement, and no opinions may be inferred or implied beyond the matters expressly stated herein. The opinions expressed herein are rendered and speak only as of the date hereof and we specifically disclaim any responsibility to update such opinions subsequent to the date hereof or to advise you of subsequent developments affecting such opinions.

Respectfully submitted,

/s/ Thompson & Knight LLP

DFP/WTH/JAM